                                                                    EXHIBIT 23.1

INDEPENDENT AUDITOR'S CONSENT


     We consent to the use in this Registration Statement of Global Industries, Ltd. on Form S-3 of our report dated May 31, 1996 (which expresses an unqualified opinion and includes an explanatory paragraph relating to the Company's adoption of Statement of Financial Accounting Standards No. 109, "Accounting for Income Taxes" effective April 1, 1993) included in the Annual Report on Form 10-K of Global Industries, Ltd. for the year ended March 31, 1996. We also consent to the use of our report dated May 31, 1996 (except as to Notes 1 and 7, as to which the date is August 7, 1996), appearing in the Prospectus, which is part of this Registration Statement, and to the reference to us under the heading "Experts" in such Prospectus.


DELOITTE & TOUCHE LLP

New Orleans, Louisiana

January 9, 1997